Exhibit 3.19

DUPLAINVILLE TRANSPORT, INC.

ARTICLES OF INCORPORATION

Executed by the undersigned for the purpose of forming a Wisconsin corporation under Chapter 180 of the Wisconsin Statutes.

Article 1.                        The name of the corporation shall be DUPLAINVILLE TRANSPORT, INC.

Article 2.                        The period of existence shall be perpetual.

Article 3.                        The purposes shall be to engage in any lawful activity within the purposes for which a corporation may be organized under Chapter 180 of the Wisconsin Statutes.

Article 4.                        The aggregate number of shares which the corporation shall have the authority to issue is 2,200 shares consisting of one class only, designated as “Common Stock,” without par value.

Article 5.                        The address of the initial registered office is W224 N332 DuPlainville Road, Pewaukee, Wisconsin 53072.

Article 6.                        The name of the initial registered agent at such address is Harry V. Quadracci.

Article 7.                        The number of directors shall be such number as is fixed from time to time by, or in the manner provided in the By-Laws.

Article 8.                        The name and address of the incoporator is Alvin H. Kriger, 700 North Water Street, Suite 1550, Milwaukee, Wisconsin 53202.

Article 9.                        These Articles may be amended in the manner authorized by law at the time of amendment.

Executed in duplicate on the 7th day of December, 1979.

(SEAL)	/s/ Alvin H. Kriger
Alvin H. Kriger

STATE OF WISCONSIN )
) SS
COUNTY OF MILWAUKEE)

Personally came before me on this 7th day of December, 1979, the above named Alvin H. Kriger, to me known to be the person who executed the foregoing instrument and acknowledged the same.

/s/ Helen M. Zolnowski
(SEAL)	Notary Public
Milwaukee County, Wisconsin
Permanent Commission

This document was drafted by Attorney David R. Gellman.